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                                                                   EXHIBIT 99.04

                         SUPPLEMENT TO SUPPORT AGREEMENT

         THIS AGREEMENT is entered into as of -, 2002, by and among Brooks-PRI Automation, Inc., a corporation formerly known as Brooks Automation, Inc., existing under the laws of the State of Delaware ("Brooks-PRI"), 1325949 Ontario Inc., a corporation existing under the laws of Ontario and a wholly-owned subsidiary of Brooks-PRI ("Subco"), and Brooks-PRI Automation (Canada), Inc., a corporation existing under the laws of Canada (the "Company").

         WHEREAS Brooks-PRI is the surviving corporation after two mergers pursuant to an Amended and Restated Agreement and Plan of Merger dated as of December 18, 2001 among Brooks-PRI, Pontiac Acquisition Corp., a corporation formerly existing under the laws of the Commonwealth of Massachusetts and a wholly owned subsidiary of Brooks-PRI ("Brooks Merger Sub"), and PRI Automation, Inc., a corporation formerly existing under the laws of the Commonwealth of Massachusetts ("PRI"), which agreement provided for (a) the merger of Brooks Merger Sub into PRI (the "First Merger"), pursuant to which each share of common stock of PRI was exchanged for 0.52 of a share of common stock of Brooks-PRI; and (b) the merger of PRI into Brooks-PRI immediately following the First Merger (the "Second Merger");

          AND WHEREAS PRI, the Company (then named Promis Systems Corporation Ltd.) and Subco are parties to a Support Agreement dated as of March 2, 1999 (the "Support Agreement");

         AND WHEREAS Brooks-PRI agreed in the Merger Agreement to enter into, and become bound by, inter alia, the Support Agreement upon consummation of the First Merger and the Second Merger (collectively, the "Mergers");

         AND WHEREAS the Mergers have been consummated;

         AND WHEREAS, the parties hereto desire to execute this supplemental agreement (the "Agreement") to evidence and confirm Brooks-PRI as the successor to PRI under the Support Agreement pursuant to Article 3 thereof;

         AND WHEREAS the parties have determined that the Mergers are on terms as substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the parties hereto;

         NOW THEREFORE in consideration of the respective covenants and agreements provided herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Brooks-PRI is confirmed as the "Parent Successor" to PRI pursuant to the provisions of Article 3 of the Support Agreement, and all references in the Support Agreement to "Parent" shall be deemed to be references to Brooks-PRI. Brooks-PRI hereby accepts and agrees to such succession and confirms and agrees that it shall be subject to and assume all rights, liabilities, covenants and obligations of Parent under the Support


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         Agreement and shall observe and perform all the covenants and obligations of Parent thereunder.

2. For greater certainty, as a result of the Mergers and the operation of the Exchangeable Share Provisions (as defined in the Support Agreement), all of the rights, liabilities, covenants and obligations of Parent and Subco under the Support Agreement as supplemented by this Agreement shall be construed and shall operate on the basis that each Exchangeable Share has become exchangeable, redeemable or retractable for 0.52 shares of Parent Common Stock rather than for one share of Parent Common Stock, subject to the treatment of fractional interests as set forth in Section 3 below.

3. No certificates will be issued representing fractional interests in Parent Common Stock delivered upon exchange, redemption or retraction of Exchangeable Shares, and any such fractional interests will not entitle the holder thereof to any rights of a holder of Parent Common Stock. In lieu thereof, each such holder will receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the market value of the Parent Common Stock. For this purpose, market value means the closing price per share of Parent Common Stock (rounded to the nearest whole cent) on the Nasdaq National Market on the day the Exchangeable Share is exchanged, redeemed or retracted.

4. For the purposes of notices pursuant to the Support Agreement as supplemented by this Agreement, the notice particulars are:

                  Parent or Subco:

                  Brooks-PRI Automation, Inc.
                  15 Elizabeth Drive
                  Chelmsford, Massachusetts, USA  01824
                  Attention: Chief Financial Officer
                  Facsimile Number: (978) 262-2511

                  With a copy to:
                  Brown, Rudnick Freed & Gesmer
                  One Financial Center
                  Boston, MA 02111
                  Attention: David H. Murphree, Esq.
                  Facsimile Number (617) 856-8201

                  The Company:

                  Brooks-PRI Automation (Canada), Inc.
                  170 University Avenue, Suite 1200
                  Toronto, Ontario,  Canada M5H 3B3
                  Attention: [-]
                  Facsimile Number:
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                  With a copy to:
                  WeirFoulds LLP
                  The Exchange Tower, Suite 1600
                  P.O. Box 480, 130 King Street West
                  Toronto, Ontario Canada M5X 1J5
                  Attention: Richard R. Wozenilek, Esq.
                  Facsimile Number: (416) 365-1876

5. The Support Agreement shall continue in full force and effect, as supplemented by this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     BROOKS-PRI AUTOMATION, INC.

                                     By:
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                                     1325949 ONTARIO INC.

                                     By:
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                                     BROOKS-PRI AUTOMATION (CANADA), INC.

                                     By:
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